FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported): August 27, 2002 (August 14, 2002)
                                   ---------------------------------------------


                              LEVEL 8 SYSTEMS, INC.
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             (Exact name of registrant as specified in its charter)


              Delaware                      000-26392             11-2920559
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 (State or other jurisdiction of   (Commission File Number)   (IRS Employer
         incorporation)                                     Identification No.)


8000 Regency Parkway, Cary, North Carolina                         27511
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(Address of principal executive office)                          (Zip Code)




Registrant's telephone number, including area code  (919) 380-5000
                                                    ----------------------------

                                 Not Applicable
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          (Former name or former address, if changed since last report)

Item 5.     Other Events

         On August 14, 2002, Level 8 Systems, Inc. (the "Company") completed a $1.6 million private placement of Series C Convertible Redeemable Preferred Stock ("Series C Preferred Stock"), convertible at a conversion ratio of $0.38 per share of common stock into an aggregate of 4,184,211 shares of common stock. As part of the financing, the Company has also issued warrants to purchase an aggregate of 1,046,053 shares of common stock at an exercise price of $0.38 per share. As consideration for the $1.6 million private placement, the Company received approximately $1.4 million in cash and allowed certain debt holders to convert approximately $200,000 of debt to equity. The Chairman and CEO of the Company, Tony Pizi, converted $150,000 of debt owed to Mr. Pizi into shares of Series C Preferred Stock and warrants. Both existing and new investors participated in the financing. The Company also agreed to register the common stock issuable upon conversion of the Series C Preferred Stock and exercise of the warrants for resale under the Securities Act of 1933, as amended. The Company plans to use the funds to support working capital needs.

         In connection with the sale of Series C Preferred Stock, the Company agreed with the existing holders of its Series A1 Preferred Stock and Series B1 Preferred Stock (collectively, the "Existing Preferred Stockholders"), in exchange for their waiver of certain price protection anti-dilution provisions, to re-price an aggregate of 1,801,022 warrants to purchase common stock held by some of the Existing Preferred Stockholders from an exercise price of $1.77 to $0.38 per share, and to enter into an exchange agreement with all the Existing Preferred Stockholders providing for the issuance of 11,570 shares of Series A2 Preferred Stock and 30,000 Series B2 Preferred Stock, respectively, in exchange for, and at the same conversion prices as, the same number of existing Series A1 and Series B1 Preferred Stock.

         Under the terms of the exchange agreement, the Company is permitted to issue equity securities representing aggregate proceeds of up to $5.0 million without triggering the price protection anti-dilution provisions of the newly issued Series A2 and Series B2 Preferred Stock. Following the sale of the Series C Preferred Stock, the Company may issue up to an additional $3.4 million in equity securities. As consideration for the waiver of the price protection anti-dilution provisions, the Company has agreed to issue on a pro rata basis up to 4.6 million warrants to all the Existing Preferred Stockholders at such time and from time to time as the Company closes financing transactions up to the $5.0 million ceiling. Additionally, the Company has agreed to issue a warrant to purchase common stock to all the Existing Preferred Stockholders for each warrant to purchase common stock that the Company issues to a third-party lender in connection with a qualified loan transaction. The above referenced warrants will have the same exercise price as the exercise price of the warrant, or equity security, that the Company issues in connection with the Company's financing or loan transaction.

Item 7.     Financial Statements and Exhibits

     (c) Exhibits

Exhibit No.                          Description

3.1 Certificate of Designation relating to the Series C Convertible Redeemable Preferred Stock of Level 8 Systems, Inc. (filed herewith).

4.1 Registration Rights Agreement dated as of August 14, 2002 by and among Level 8 Systems, Inc. and the Purchasers (filed herewith).

10.1 Securities Purchase Agreement dated as of August 14, 2002 by and among Level 8 Systems, Inc. and the Purchasers listed on Schedule I thereto (filed herewith).

10.2  Form of Warrant issued to the Purchasers (filed herewith).

10.3 Agreement dated as of August 14, 2002 by and among Level 8 Systems, Inc. and the holders of Series A1 Preferred Stock and Series B1 Preferred Stock (filed herewith).

99.1 Press release dated as of August 15, 2002 issued by Level 8 Systems, Inc (filed herewith).

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


         Date:  August 27, 2002     LEVEL 8 SYSTEMS, INC.



                                    By:   /s/ John P. Broderick
                                          -----------------------------------
                                          John P. Broderick
                                          Chief Operating and Financial Officer,
                                          Corporate Secretary

                                  Exhibit Index

Exhibit No.                        Description

3.1 Certificate of Designation relating to the Series C Convertible Redeemable Preferred Stock of Level 8 Systems, Inc. (filed herewith).

4.1 Registration Rights Agreement dated as of August 14, 2002 by and among Level 8 Systems, Inc. and the Purchasers (filed herewith).

10.1 Securities Purchase Agreement dated as of August 14, 2002 by and among Level 8 Systems, Inc. and the Purchasers listed on Schedule I thereto (filed herewith).

10.2 Form of Warrant issued to the Purchasers (filed herewith).

10.3 Agreement dated as of August 14, 2002 by and among Level 8 Systems, Inc. and the holders of Series A1 Preferred Stock and Series B1 Preferred Stock (filed herewith).

99.1 Press release dated as of August 15, 2002 issued by Level 8 Systems, Inc (filed herewith).